Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-248588) of our report dated March 25, 2020, relating to the consolidated financial statements of Lixte Biotechnology Holdings, Inc. as of December 31, 2019 and 2018 and for the years then ended which appear in Lixte Biotechnology Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on March 25, 2020. We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

November 2, 2020